CONSENT OF PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of (i) our report dated March 9, 2012 on the statements of assets and liabilities of TriView Global Fund, LLC as of December 31, 2010 and 2009 and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2011; and, (ii) our report dated March 13, 2012 on the balance sheet of TriView Capital Management, Inc. (a Delaware corporation) as of December 31, 2011, and the related statements of income, equity and cash flows for the period July 7, 2011 through December 31, 2011, as well as the consolidated balance sheet of TriView Capital Management, Inc. and subsidiary as of December 31, 2010, and the related consolidated statements of income, equity and cash flows for the period January 1, 2011 through July 6, 2011, the years ended December 31, 2010 and 2009. We further consent to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.

Patke & Associates, Ltd.

/s/ Patke & Associates, Ltd.

March 30, 2012
Lincolnshire, Illinois

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